PRESS RELEASE
FOR IMMEDIATE RELEASE
WESTWOOD ONE
APPOINTS
PETER KOSANN
PRESIDENT AND CHIEF EXECUTIVE OFFICER
New York, NY — January 3, 2006 — Westwood One (NYSE: WON) announced today that CBS Radio and the Board of Directors of Westwood One have appointed Peter Kosann as President and Chief Executive Officer and that Mr. Kosann has been elected to the Westwood One Board of Directors. Mr. Kosann had been serving as both Co-Chief Operating Officer of Westwood One since April 2005 and President of Sales since May 2003. Mr. Kosann succeeds Joel Hollander, Chairman and Chief Executive Officer, CBS Radio and a member of the Board of Directors of Westwood One, who had been serving as interim President and Chief Executive Officer of Westwood One.
Since joining Westwood One in May 1999, Mr. Kosann has run a number of major operating divisions of the Company. Initially, Mr. Kosann was hired by Westwood One as Vice President, Affiliate Sales. In December 1999, he was promoted to Senior Vice President, Affiliate Sales and New Media, a position he held until January 2001. At that time, Mr. Kosann was appointed as the Company’s Executive Vice President, Network Advertising Sales. In May 2003, Mr. Kosann was elevated to President of Sales.
Most recently, as Co-Chief Operating Officer and President of Sales, Mr. Kosann spearheaded Westwood One’s agreements with programming partners NARAS for the GRAMMY Awards and Fox News for The Radio Factor with Bill O’Reilly, the Company’s marketing alliance with Dow Jones & Company for the MarketWatch and Wall Street Journal Radio Networks and strategic investment in POP (Point-of-Purchase) Radio, the launch of the Company’s first Spanish language music program Total Request Live Latino and the re-launch of www.westwoodone.com.
“I’ve known Peter for a number of years and can attest to his outstanding work ethic and keen insight into both the national radio and local traffic business,” said Mr. Hollander. “He has increasingly taken on more responsibility at Westwood One, and demonstrated each step of the way that he has the acumen to take over the lead role at the Company. I feel confident that Peter is the right executive for this very important role.”
“Westwood One has an incredible media platform with tremendous opportunities to leverage its content with traditional and new media distribution channels,” said Mr. Kosann. “I’m honored to have the opportunity to continue to work with the people at our Company, and look forward to continuing to deliver results for our advertisers, affiliates and shareholders.”
Prior to his tenure at Westwood One, from November 1992 to May 1999, Mr. Kosann was employed by Bloomberg Financial Markets in several media sales and business development capacities.
Westwood One (NYSE: WON) provides over 150 news, sports, music, talk, entertainment programs, features, live events and 24/7 Formats. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. Westwood One is managed by CBS Radio.
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Contact: Sherry Rothenberg	Westwood One	212.641.2048
sherry_rothenberg@westwoodone.com